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                                                                    EXHIBIT 11.1
                             CYANOTECH CORPORATION
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
           YEARS ENDED MARCH 31, 1994 AND 1995 AND NINE MONTHS ENDED
                           DECEMBER 31, 1994 AND 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

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                                                                                                    NINE MONTHS ENDED
                                                                                  YEAR ENDED
                                                                                  MARCH 31,            DECEMBER 31,
                                                                             --------------------  --------------------
                                                                               1994       1995       1994       1995
                                                                             ---------  ---------  ---------  ---------
Net income available for common stockholders:
  Net income...............................................................  $     204  $     769  $     503  $   1,729
  Preferred stock dividends................................................     --            (61)    --            (45)
                                                                             ---------  ---------  ---------  ---------
  Net income available for common stockholders.............................  $     204  $     708  $     503  $   1,684
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------
Weighted average number of common shares and common share equivalents:
  Common stock.............................................................      8,284      8,894      8,854      9,514
  Convertible preferred stock..............................................      3,925      3,675      3,925      3,675
  Common stock options and warrants........................................      1,121      1,020      1,128      1,263
                                                                             ---------  ---------  ---------  ---------
                                                                                13,330     13,589     13,907     14,452
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------
Net income per common share................................................  $    0.02  $    0.05  $    0.04  $    0.12
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------
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